Exhibit 10.17

Annual Incentive Compensation Plan

The Annual Incentive Compensation Plan is designed as a team bonus and is not triggered unless the Company meets or exceeds its budgeted earnings per share for fiscal 2008 (calculated after giving effect to any bonuses accrued under the Annual Incentive Compensation Plan).

The bonus team participants include Fletcher J. McCusker (Chief Executive Officer), Craig A. Norris (Chief Operating Officer), Michael N. Deitch (Chief Financial Officer) and Fred D. Furman (Executive Vice President and General Counsel), (the “Named Executive Officers”).

Individuals of the bonus team are eligible to receive a cash bonus with a target of 100% of the annual base salary for Mr. McCusker and 75% of the annual base salary for each of Messrs. Norris, Deitch and Furman, if earned, that may be paid annually to each of these executive officers. Twenty per cent of the potential cash bonus is based on individual performance and 80% of the potential cash bonus is based on the achievement of earnings per share measures for the Company which have been established by the Compensation Committee, or EPS. To the extent EPS exceeds EPS budget/target established by the Company’s board of directors, the above listed executive officers may earn up to a maximum of 150% of their EPS bonus prorated between the EPS budget/target and 110% of the EPS budget/target. Payment of any cash bonus under this program will be paid only to the extent the EPS budget/target is attained after expensing all compensation.